Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

Company Purchases Telogy LLC and Ramps-Up Infrastructure to Drive Growth Through New Agilent Agreement

VAN NUYS, Calif. – April 5, 2010 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for its fiscal 2010 third quarter ended February 28, 2010.

Total revenues for the fiscal 2010 third quarter rose approximately 10.0% to $33.0 million, from $30.1 million last year.  Rental and lease revenues were $22.6 million, roughly equal to $22.5 million for the comparable prior year period.  Equipment sales and other revenues increased nearly 38.0% to $10.4 million for the fiscal 2010 third quarter, from $7.6 million for the fiscal 2009 third quarter, resulting from an aggressive inventory reduction program.

On March 31, 2010, Electro Rent completed the purchase of Telogy, LLC for $24.7 million in cash.  Telogy rented T&M, industrial, and telecommunications test equipment throughout the United States.

“The quarter’s activities were highlighted by the active implementation of Electro Rent’s operations as the sole authorized technology partner for Agilent Technologies in the United States and Canada,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Our responsibilities include managing, selling and servicing new Agilent equipment to new and existing customers.  We grew our sales organization by more than 33 new employees, in advance of the actual rollout of these services, first on the West coast in December, and then on the East coast and Canada in January.  As a result, we incurred about $0.5 million in net additional costs for the quarter, but firmly believe the investments we have made will foster significantly higher business activity starting in the first quarter of our new fiscal year, and produce continued revenue growth over the next several years.”

SG&A expenses for the fiscal 2010 third quarter amounted to $11.5 million, or 34.9% of total revenues, compared with $10.3 million, or 34.3% of total revenues, for same period last year, primarily reflecting the infrastructure buildup in connection with the Agilent agreement.

Total operating expenses were $29.1 million for the third quarter of fiscal 2010, versus $27.0 million in the year-ago period.  Interest income was $125,000 for the fiscal 2010 third quarter, compared with $145,000 last year.

Operating profit for the third quarter of fiscal 2010 rose approximately 29% to $3.9 million, or 11.9% of total revenues, from $3.0 million, or 10.1% of total revenues, for last fiscal year’s third quarter.

Net income for the fiscal 2010 third quarter was $2.2 million, or $0.09 per diluted share, versus $1.9 million, or $0.08 per diluted share, for the same period a year ago.

“Operating results for the third quarter reflected the first reliable signs of improving conditions in most of the markets we serve, as customers began increasing their willingness to rent and buy equipment again,” Greenberg said.  “Our industry and margins remain highly competitive, but we are seeing renewed signs of vigor, which should play out positively for our business over the next 12 months,” Greenberg continued.  “We successfully reduced excess inventory during the quarter, resulting in increased used equipment sales compared with one year ago.  With equipment utilization near all-time highs, our strategic acquisition of Telogy’s up-to-date and in-demand equipment should translate into higher margins going forward.

“The emerging evidence of a more healthy industry environment, and the anticipated benefits of our Agilent agreement and Telogy acquisition, have given us a real sense of optimism, as we begin to realize what we believe will be a game changing future for Electro Rent.”

Total revenues for the nine months ended February 28, 2010 advanced to $101.8 million, from $100.5 million for the prior year-to-date period.  Rental and lease revenues for the first nine months of fiscal 2010 were $67.7 million, versus $75.9 million last year.  Equipment sales and other revenues increased to $34.1 million, from $24.6 million for the first nine months of fiscal 2009.

SG&A expenses were $32.2 million, or 31.6% of total revenues, for the fiscal 2010 year-to-date period, versus $34.4 million, or 34.2% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2010 nine-month period were $88.6 million, compared with $86.6 million for the fiscal 2009 nine-month period.

Operating profit for the first nine months of fiscal 2010 was $13.2 million, or 12.9% of total revenue, versus $13.9 million, or 13.8% of revenue, in the prior-year period.

Net income for the fiscal 2010 year-to-date period was $8.2 million, or $0.34 per diluted share, compared with $9.7 million, or $0.39 per diluted share, in the fiscal 2009 period.

Equipment purchases for the fiscal 2010 third quarter and year-to-date period were $14.5 million and $37.5 million, respectively, compared with $8.9 million and $41.7 million, respectively, for the same periods a year ago.  The book value of Electro Rent's equipment pool was $143.5 million at February 28, 2010, versus $165.1 million a year ago and $158.3 million at May 31, 2009, the company’s last fiscal year end.

The company paid dividends totaling $3.6 million for the third quarter of fiscal 2010.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 4.6% yield on the March 31, 2010 closing price of $13.13.

Total shareholders' equity grew to $229.9 million, or $9.60 per share, at February 28, 2010, from $228.8 million, or $9.55 per share, at May 31, 2009.

At February 28, 2010, Electro Rent had $59.3 million in cash and cash equivalents and $19.8 million (at cost) in auction rate securities for a total cash, cash equivalents and investments balance of $79.0 million, up from $72.0 million at May 31, 2009.  Electro Rent’s balance sheet remains debt free.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, a revenue ramp-up in the second half of the 2010 calendar year associated with the Agilent agreement and a significantly brisker pace of business, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

Part I.  FINANCIAL INFORMATION

Item 1. Financial Statements

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2010	2009	2010	2009

Revenues:
Rentals and leases	$22,596	$22,491	$67,672	$75,880
Sales of equipment and other revenues	10,438	7,568	34,140	24,598

Total revenues	33,034	30,059	101,812	100,478

Operating expenses:
Depreciation of rental and lease equipment	10,218	11,555	31,486	34,694
Costs of revenues other than depreciation of rental
and lease equipment	7,360	5,157	24,980	17,508
Selling, general and administrative expenses	11,517	10,300	32,182	34,404

Total operating expenses	29,095	27,012	88,648	86,606

Operating profit	3,939	3,047	13,164	13,872

Interest income, net	125	145	1,481	1,368

Income before income taxes	4,064	3,192	14,645	15,240

Income tax provision	1,913	1,309	6,408	5,492

Net income	$2,151	$1,883	$8,237	$9,748

Earnings per share:
Basic	$0.09	$0.08	$0.34	$0.39
Diluted	$0.09	$0.08	$0.34	$0.39

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	February 28,	May 31,
	2010	2009
ASSETS

Cash and cash equivalents	$59,263	$22,215
Investments available-for-sale, at fair value (cost of $27,896)	-	28,188
Investments, trading, at fair value (cost of $19,775 and $21,600)	18,322	19,977
Put option	1,453	1,623
Accounts receivable, net of allowance for doubtful accounts of $450 and $317	19,395	16,271
Rental and lease equipment, net of accumulated depreciation of $175,038 and $179,318	143,521	158,252
Other property, net of accumulated depreciation and amortization of $15,816 and $15,207	13,742	13,781
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,972 and $1,741	503	734
Other	10,723	7,184
	$270,031	$271,334

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$4,490	$3,291
Accrued expenses	14,688	15,023
Deferred revenue	4,584	4,281
Deferred tax liability	16,377	19,986
Total liabilities	40,139	42,581

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding February 28, 2010 - 23,941,506;
May 31, 2009 - 23,953,540	33,183	32,596
Accumulated other comprehensive income, net of tax	-	176
Retained earnings	196,709	195,981
Total shareholders' equity	229,892	228,753
	$270,031	$271,334